Exhibit 10.1

Tidewater Inc.

Summary of Cash Compensation Arrangements With Directors

As of February 1, 2005

Outside directors of Tidewater Inc. receive an annual retainer of $30,000 and a fee of $1,500 for attendance at each board meeting. The chairman of each board committee receives an additional annual retainer of $5,000, and each committee member, including the chairman, receives a fee of $1,200 for attendance at each committee meeting.

Directors also receive reimbursement for all reasonable expenses incurred in attending meetings, and Mr. O’Malley, the Company’s former Chairman, President, and Chief Executive Officer, is reimbursed for the cost of secretarial support.